Exhibit 10.2

STAY PAY AND SEPARATION AGREEMENT BETWEEN

WOLVERINE TUBE, INC. AND KEITH WEIL

This Stay Pay and Separation Agreement, effective as of the 19th day of February, 2007, is by and between Wolverine Tube, Inc., a Delaware corporation (“Wolverine”) and Keith Weil (“Weil”), and controls the terms of the employment relationship between the two parties, the anticipated severance thereof and the parties’ respective rights and obligations to each other.

RECITALS

WHEREAS, on February 15, 2007, Plainfield Special Situations Master Fund Limited and The Alpine Group, Inc., acquired at least fifteen percent (15%) of the voting power of the stock of Wolverine; and

WHEREAS, Weil currently serves as a senior executive officer of Wolverine and possesses intimate, extensive, essential and proprietary knowledge regarding Wolverine’s current and future operations and business, and;

WHEREAS, among Weil’s other duties with Wolverine, Weil is heavily involved with the development of relationships with numerous potential and existing strategic relationships and other key customer relationships, and the maintenance and furtherance of these relationships are vital to the continued success and sustainability of Wolverine; and

WHEREAS, Wolverine has determined that it is in the best interest of Wolverine and its shareholders to assure both that Wolverine will have the continued services of Weil for a reasonable transition period following the Transaction, and that Weil’s talents and intimate knowledge of the tube design and manufacturing industry and of Wolverine’s operations and business will not be utilized in the furtherance of any competitor of Wolverine; and

WHEREAS, in order to induce Weil to remain in the employ of Wolverine for a reasonable period following the Transaction, Wolverine has agreed to provide Weil with the compensation, stay pay and severance benefits as described in this Agreement; and

WHEREAS, simultaneous with the execution of this Agreement, Weil shall enter into a Consulting Agreement with Wolverine pursuant to which Weil will provide consulting services to Wolverine for eighteen (18) months following the termination of his employment relationship (the “Consulting Agreement”); and

WHEREAS, the compensation payable to Weil under this Agreement and the Consulting Agreement was set independent of any other obligation owed by Wolverine to Weil, and was determined by Wolverine using Weil’s historic and current compensation, the duties to be performed by Weil over the term of this Agreement and the Consulting Agreement, the crucial and vital nature of Weil’s strategic and customer relationships and his skills, talents and knowledge of and in the tube design and manufacturing industry, and the compensation of individuals of comparable talent and skill and performing tasks of similar importance.

NOW, THEREFORE, in consideration of the recitals and mutual covenants and agreements set forth below, the parties, each intending to be legally bound, agree as follows:

1. Employment Transition Period.

(a) Commencing on the effective date of this Agreement and ending on the close of business on August 17, 2007 (the “Employment Transition Period”), Wolverine agrees to continue to employ Weil as its Senior Vice-President, International and Strategic Development and Weil agrees to such continued employment, subject to the terms and provisions of this Agreement.

(b) During the Employment Transition Period, Weil shall perform for Wolverine all reasonable and necessary duties incident to his position, which includes assisting with the training of, and the transition of duties and responsibilities to, his successors; provided however, that Weil will not have primary responsibility, as he had before the date of this Agreement, to the extent such duties and responsibilities have been transferred to his successors. In addition, Weil shall engage in such other reasonable and necessary services for Wolverine or its affiliates as Wolverine’s management and/or Board of Directors from time to time shall reasonably direct. Weil shall use his best efforts in, and devote a reasonable and necessary amount of his time, attention, and energy to, Wolverine’s business.

(c) During the Employment Transition Period, as compensation for services rendered, Wolverine shall pay Weil a base salary of $32,745.82 per month payable in accordance with Wolverine’s usual payroll practices. In addition, as an inducement to remain in the employ of Wolverine during the Employment Transition Period, Wolverine shall pay Weil a stay bonus of $190,000.00, payable as of the date this Agreement is executed by all of the parties hereto (the “Stay Bonus”).

(d) Effective on the close of business on August 17, 2007 (the “Scheduled Employment Expiration Date”), Weil’s employment relationship with Wolverine shall automatically terminate and Wolverine shall have no further obligation to provide Weil with the compensation described in Section 1(c) above other than any earned but unpaid base salary. Prior to the Scheduled Employment Expiration Date, Wolverine may terminate the employment relationship with Weil for any reason whatsoever; provided, however, that Wolverine shall remain obligated to provide Weil the compensation described in Section 1(c) above unless such termination is for “Cause” (as defined below). Prior to the Scheduled Employment Expiration Date, Weil may terminate the employment relationship with Wolverine for any reason whatsoever, in which case (i) Wolverine shall have no further obligation to provide Weil the compensation described in Section 1(c) above other than any earned but unpaid base salary; and (ii) Wolverine shall have the right to deduct from the Severance Payment (as defined below in Section 2(a)) an amount equal to the product of (X) and (Y), where (X) equals $31,666.67 and (Y) equals the number of whole months between the date of the termination of Weil’s employment with Wolverine and the Scheduled Employment Expiration Date.

For purposes of this Agreement, termination for “Cause” shall mean termination of Weil’s employment by Wolverine because of (A) Weil’s conviction for a felony under the laws of any state of the United States; (B) Weil’s willful refusal to follow the reasonable policies and directives of the Board of Directors of Wolverine; (C) Weil’s willful failure to execute or follow the written policies of Wolverine, including, but not limited to, Wolverine’s policy against discrimination or harassment; or (D) Weil’s willful breach of a fiduciary duty in connection with his employment with Wolverine.

2. Severance Benefits. The parties hereto agree that that certain 2002 Change in Control, Severance and Non-Competition Agreement entered into by and between Weil and Wolverine effective as of July 12, 2002 (the “2002 Severance Agreement”) shall be superseded and will have no further force or effect, and the parties will have no further rights and/or obligations thereunder. In exchange for the Release provided to Wolverine by Weil as referenced in Section 9 of this Agreement, Wolverine hereby agrees to provide Weil with consideration consisting of the following:

(a) On or before May 7, 2007, Wolverine shall deposit a lump sum cash severance payment (the “Severance Payment”) equal to $862,875.00 into a rabbi trust for the benefit of Weil, established with Regions Bank, N.A., as evidenced by that certain Deferred Compensation Trust Agreement by and between Wolverine and Regions Bank (formerly AmSouth Bank) dated the 13th day of February, 2001, as amended as of February 5, 2003 (the “Rabbi Trust”). Provided that Weil shall have signed the Release attached hereto as Appendix A and not revoked such Release during the seven-day revocation period, the Severance Payment (as may be reduced pursuant to Section 1(d) above) shall be paid to Weil out of the Rabbi Trust on February 28, 2008, or as soon as administratively feasible after such date.

(b) For a period of three (3) years after (i) the Scheduled Employment Expiration Date or (ii) if earlier, the date on which Weil’s employment relationship with Wolverine is terminated, Wolverine shall make available to Weil, at Weil’s expense, medical and disability benefits substantially similar to those that Weil was receiving or entitled to receive immediately prior to the effective date of this Agreement, and no less favorable than those in which the employees of Wolverine shall be eligible to participate during such period, and if Weil shall choose to participate in such benefit programs, he shall pay the full “phantom cost” (i.e., the employee and employer portion of the costs) of his participation in such programs as determined by Wolverine’s employee benefits firm for the period of his participation. Beginning at the end of such three-year period, Weil shall have rights to continue medical insurance coverage to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event Wolverine terminates Weil’s employment for “Cause” (as defined herein at Section 1(d)), then, except to the extent required by COBRA, Wolverine shall have no obligation to provide Weil the benefits described in this Section 2(b).

(c) For a period of six (6) years after (i) the Scheduled Employment Expiration Date or (ii) if earlier, the date on which Weil’s employment relationship with Wolverine is terminated, Weil shall be entitled to officer insurance coverage for his acts and omissions while serving as an officer of Wolverine on a basis no less favorable to him than the coverage provided over such six-year period to the then-current officers of Wolverine.

(d) Wolverine shall continue to satisfy in full any currently existing or hereafter arising indemnification obligations to Weil (whether arising by law, Wolverine’s bylaws or pursuant to any separate indemnification agreement between Wolverine and Weil).

Except as otherwise set forth herein, nothing in this Agreement affects any vested rights Weil has in any retirement, welfare or benefit plans, programs or policies of Wolverine.

Weil agrees and acknowledges that the aggregate amount of cash payable pursuant to this Agreement and the Consulting Agreement shall not exceed $2,494,352.00 (the “Aggregate Amount”). The Aggregate Amount does not apply to nor include (i) vested rights Weil has in any retirement, welfare or benefit plan, (ii) officer insurance coverage (or amounts payable thereunder), (iii) Wolverine’s indemnification obligations, (iv) reimbursement of business and travel-related expenses incurred at Wolverine’s request, in each case to the extent such amounts or rights are provided for in this Agreement or the Consulting Agreement, or (v) customary ancillary fringe benefits which Weil receives attendant to his regular employment by Wolverine. Notwithstanding the foregoing, the Aggregate Amount shall not apply if the provisions of the 2002 Severance Agreement are reinstated in accordance with Section 5 of this Agreement.

3. Tax Considerations. In the event it shall be determined that any payments and/or benefits would be subject to the excise tax imposed by Section 4999 of Code or to any similar tax imposed by federal, state or local law, or any other revenue system to which Weil may be subject, or any interest or penalties with respect to that tax (the specific taxes referred to in this Section 3 may be hereafter collectively referred to as the “Excise Tax”), then, Weil shall be solely responsible for paying such Excise Tax and Wolverine shall have no liability to Weil for such Excise Tax.

4. Secrecy, Non-Solicitation and Non-Competition. During the Employment Transition Period and for the applicable period of time thereafter, Weil agrees to adhere to the secrecy, non-solicitation and non-competition restrictions and equitable relief provisions contained in this Section 4. In consideration of Weil’s promises under this Section 4, Wolverine shall pay to Weil a non-compete and non-solicitation fee equal to $755,000.00 (the “Non-Compete and Non-Solicitation Fee”). On or before May 7, 2007, Wolverine shall pay the Non-Compete and Non-Solicitation Fee into the Rabbi Trust. The Non-Compete and Non-Solicitation Fee shall be paid to Weil out of the Rabbi Trust on February 28, 2008, or as soon as administratively feasible after such date.

(a) Secrecy. During the Employment Transition Period and for a period of three (3) years after the Scheduled Employment Expiration Date, Weil covenants and agrees that he will not, directly or indirectly, except in performance of the Executive’s obligations to Wolverine, or with the prior written consent of Wolverine pursuant to the authority granted by a resolution of the Board of Directors of Wolverine, disclose any secret or confidential information that he may learn or has learned by reason of his association with Wolverine or use any such information. The term “secret or confidential information” includes, without limitation, information not previously disclosed to the public or to the trade by Wolverine’s management with respect to Wolverine’s products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Company’s products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of Wolverine’s business.

(b) Customer Protection. During the Employment Transition Period and for a period of two (2) years following the Scheduled Employment Expiration Date, the Executive covenants and agrees that he will not solicit or attempt to solicit any business from Wolverine’s customers, including actively sought prospective customers, with whom Weil had Material Contact during his employment, for the purpose of providing products or services competitive with those provided by the Company. Material Contacts exist between Weil and each customer or prospective customer with whom Wolverine was supervised or coordinated by Weil, or about whom Weil obtained trade secrets or confidential information as a result of Weil’s association with Wolverine.

(c) Non-Solicitation of Employees. During the Employment Transition Period and for a period of one (1) year following the Scheduled Employment Expiration Date, Weil covenants and agrees that he shall not directly or indirectly, on his behalf or on behalf of any person or other entity, solicit or induce, or attempt to solicit or induce, any person who, on the date hereof or at anytime during the term of this Agreement, is an employee of Wolverine, to terminate his or her employment with Wolverine, whether expressed in a written or oral agreement or understanding or is otherwise an “at-will” employee.

(d) Non-Competition. During the Employment Transition Period and for a period of two (2) years following the Scheduled Employment Expiration Date, Weil covenants and agrees that he will not, directly or indirectly, compete against Wolverine within the United States in a managerial or executive capacity for another company or entity that designs, produces, sells or distributes copper tubing, including, but not limited to, those companies listed in Appendix B hereto.

(e) Equitable Relief. Weil acknowledges and agrees that the services performed by him are special, unique and extraordinary in that, by reason of his employment, he has and will acquire confidential information and trade secrets concerning the operation of Wolverine, and Weil has and will have contact with or obtain knowledge of Wolverine’s customers or prospective customers, the use or disclosure of which could cause Wolverine substantial loss and damages, which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Weil acknowledges and agrees that Wolverine shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Weil from engaging in activities prohibited by this Section 4 or such other relief as may be required to specifically enforce any of the covenants in this Section 4. Weil acknowledges and agrees that Wolverine shall be entitled to its attorneys’ fees and court costs should Wolverine pursue legal action to enforce its rights under this Section 4.

5. Termination of 2002 Severance Agreement. The parties hereto agree that, except as provided in the following sentence, the 2002 Severance Agreement shall be terminated as of the effective date of this Agreement and Weil shall not be due any payments or benefits under the 2002 Severance Agreement. Notwithstanding the foregoing, if Wolverine defaults in the timely payment or provision to Weil of any amount or benefit under this Agreement or the Consulting Agreement, after notice by Weil and failure by Wolverine to cure such default within three (3) business days of such notice by Weil, this Agreement (other than Section 10(b) hereof) and the Consulting Agreement shall be null and void and the provisions of the 2002 Severance Agreement, including Appendix A thereto, shall be reinstated in full force and effect, retroactive to the date immediately prior to the effective date of this Agreement, such that Weil’s employment by Wolverine shall be deemed, pursuant to Section 1(b) of the 2002 Severance Agreement, to have been terminated by Wolverine without cause and that a change in control of Wolverine (as defined in the 2002 Severance Agreement) had occurred within the two (2) year period following Weil’s termination of employment without cause; provided, however, that the reinstatement of the 2002 Severance Agreement shall not result in any duplication of benefits under this Agreement.

6. Split Dollar Agreement. Effective as of the date of this Agreement, the parties hereto agree that Wolverine shall have no obligations (financial or otherwise) under the Wolverine Tube, Inc. Split Dollar Agreement by and between Weil and Wolverine dated May 1, 1999, as amended by way of a letter to Weil dated June 29, 2004 (the “Split Dollar Agreement”), including, but not limited to, the payment of any premiums with respect to the life insurance policy subject to the Split Dollar Agreement (the “Policy”) and the payment of any bonus amounts to Weil as described in the June 29, 2004 letter amendment to the Split Dollar Agreement. Notwithstanding the foregoing sentence, Wolverine shall continue to retain an interest in the Policy but only to the extent of premiums previously paid by Wolverine on the Policy. The parties hereto shall cooperate in good faith to cause the policy to be exchanged or terminated on or before the Scheduled Employment Expiration Date and upon terms which are mutually agreeable to both parties.

7. Cooperation Regarding Disclosure of Termination. The parties hereto agree that they shall cooperate in good faith to reach mutual agreement with respect to any disclosures regarding this Agreement and the Consulting Agreement, including (i) the timing of any internal announcement and (ii) the content of any press release or required SEC filing.

8. Non-disparagement. Subject to the obligation required by law to provide truthful testimony in governmental inquires or proceedings and the obligation to provide truthful testimony in legal proceedings, (a) the officers, directors and senior management of Wolverine shall not do or say anything that criticizes or disparages Weil, personally or professionally or in any other respect, and (b) Weil agrees not to do or say anything that (i) criticizes or disparages the management, practices or products of Wolverine or any of its affiliates, or (ii) disrupts or impairs the normal, ongoing business operations of Wolverine or any of its affiliates.

9. Release of Claims. On the Scheduled Employment Expiration Date or, if earlier, the date on which Weil’s employment relationship with Wolverine is terminated, the parties hereto shall sign the Mutual Release of Claims in the form attached hereto as Appendix A (the “Release”).

10. Legal Fees; Costs of Enforcement.

(a) Wolverine shall reimburse Weil, on a current basis, for all reasonable legal fees and related expenses incurred by Weil in seeking to obtain or enforce any right or benefit provided by this Agreement, regardless of whether or not Weil’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, Weil shall be required to repay to Wolverine any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Weil was frivolous or advanced by Weil in bad faith.

(b) In the event that the 2002 Severance Agreement shall be reinstated pursuant to Section 5 of this Agreement, Wolverine shall reimburse Weil, on a current basis, for all reasonable legal fees and related expenses, if any, incurred by Weil in seeking to obtain or enforce any right or benefit provided by the 2002 Severance Agreement, in each case, regardless of whether or not Weil’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, Weil shall be required to repay to Wolverine any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Weil was frivolous or advanced by Weil in bad faith.

11. Withholding. Payments to Weil of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and similar deductions, and the parties hereto agree to consult with and inform one another regarding the nature and amounts of any such withholdings.

12. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Weil, the notice shall be delivered or mailed to Weil at the address first set forth below, or if addressed to Wolverine, the notice shall be delivered or mailed to 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801, or such address as Wolverine or Weil may designate by written notice at any time or from time to time to the other party. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

13. No Waiver. Wolverine and Weil agree that any failure of one party to demand rigid adherence to one or more of the provisions of this Agreement, on one or more occasions, shall not be construed as a waiver, estoppel, or release, nor shall any such failure ever deprive either party of the right to insist upon strict compliance.

14. Code Section 409A. Wolverine and Weil intend for all payments and benefits under this Agreement to be either outside the scope of Section 409A of the Code or to comply with its requirements as to timing of payments. Accordingly, to the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Code, as amended, and the regulations and rulings thereunder, including any applicable transition rules. Wolverine and Weil shall take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit that Weil would otherwise be entitled to during the first six (6) months following the date of Weil’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six (6) months and one day after the date of Weil’s termination of employment (or if such date does not fall on a business day of Wolverine, the next following business day of Wolverine), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. The preceding sentence shall apply only to the extent required to avoid Weil’s incurrence of any additional tax or interest under Section 409A of the Code or the regulations or Treasury guidance promulgated thereunder.

15. Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

16. Modification. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by each of the parties.

17. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Alabama applicable to contracts executed in and to be performed in that State. Nothing in this agreement shall affect the rights of either party under state or federal laws affecting employment.

18. Entire Agreement. This instrument, and the Consulting Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof. Except as specifically referenced herein, all prior agreements, representations, and promises between the parties with respect to the subject matter hereof are superseded by this Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, Weil and Wolverine have caused this Agreement to be executed on this the 30th day of April, 2007, both intending to be fully and legally bound.

WOLVERINE TUBE, INC.

By:	/s/ James Deason
JAMES DEASON
Senior Vice President and
Chief Financial Officer

By:	/s/ Keith Weil
KEITH WEIL

Address for Notice:
4504 Colewood Circle
Huntsville, Alabama 35802

APPENDIX A

Mutual Release of Claims

This Release is granted effective as of the      day of                     , 2007, by Wolverine Tube, Inc. (“Wolverine”) and Keith Weil (“Weil”). This is the Release referred to in that certain Stay Pay and Separation Agreement effective as of February 19, 2007 by and between Wolverine and Weil (the “Stay Pay and Separation Agreement”). Each of the parties gives this Release in consideration of the other’s promises and covenants as recited in the Stay Pay and Separation Agreement, with respect to which this Release is an integral part.

(a) Release of Wolverine. Weil, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges Wolverine and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Weil ever had or now has against the Released Parties, relating to or arising out of Weil’s employment, or termination of employment with Wolverine, whether known or unknown, including but not limited to claims for employment discrimination under federal or state law, except as provided in paragraph (b) of this Release; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. ss. 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. ss. 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. ss. 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. ss. 1001, et seq. Notwithstanding the foregoing, nothing herein shall release (i) Wolverine of its obligations to Weil under the Stay Pay and Separation Agreement or the Consulting Agreement, (ii) any indemnification obligations to Weil under Wolverine’s bylaws, articles of incorporation, Alabama law or otherwise, including the indemnification obligations described in the Stay Pay and Separation Agreement, (iii) any rights or claims that Weil may have in his capacity as a stockholder of Wolverine or as a trustee or participant under any employee benefit plan of Wolverine, or (iv) any rights that Weil may have under Wolverine’s benefit plans and programs.

(b) Release of Claims under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Weil agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq and the Alabama Age Discrimination in Employment Act. It is understood that Weil is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Weil may revoke this Release within seven (7) calendar days from the date of execution hereof. Weil agrees that he has carefully read this Release and is signing it voluntarily. If Weil is signing this Release prior to the expiration of the 21-day consideration period referenced above, Weil is waiving his right to review the Agreement for such full 21-day period prior to signing it. If Weil revokes this Release within the seven (7) day revocation period referenced above, no severance payments or benefits will be provided to him under Section 2 of the Stay Pay and Separation Agreement and he shall return to Wolverine any such severance payments received prior to that date.

WEIL HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST WOLVERINE INCLUDING CLAIMS UNDER THE FEDERAL AND STATE AGE DISCRIMINATION IN EMPLOYMENT ACTS. WEIL ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING WOLVERINE FROM ALL SUCH CLAIMS.

(c) Release of Weil. Wolverine, for itself and its parent corporations, subsidiaries, successors and assigns, and all those entitled to assert its rights, now and forever hereby releases and discharges Weil from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Wolverine ever had or now has against Weil relating to or arising out of Weil’s employment, or termination of employment, with Wolverine, whether known or unknown, except with respect to intentional violation of law. Notwithstanding the foregoing, nothing herein shall release Weil of (i) his obligations to Wolverine or its successors or affiliates under this Release, or (ii) any other contractual obligations between Weil and Wolverine or its successors or affiliates, subject to the terms thereof; provided, however, that nothing in this Agreement shall prevent Wolverine from bringing a claim: (A) that arises from any intentional misconduct engaged in by Weil as an employee or officer of Wolverine, including, but not limited to, misappropriation, theft or fraud; (B) for material breach of fiduciary duty as an employee, officer of Wolverine; or (C) that arises for repayment under Section 304 of the Sarbanes-Oxley Act of 2002.

(d) Right to Defend Actions. The parties hereto acknowledge and agree that no waiver or release contained in this Release shall impair any party’s rights to defend itself or himself from any allegations or charges in the event that any claim or action is initiated by the other party; provided that, a party’s right to assert counterclaims and cross-claims relating to matters otherwise waived or released pursuant to this Release shall be limited to the subject matter of such allegation or charge brought by the other party.

This Release is final and binding and may not be changed or modified.

(Signature page follows)

WOLVERINE TUBE, INC.

Date:	By:
Its:

Date:
KEITH WEIL

APPENDIX B

1.	Cerro Copper Products Company, Inc.
2.	Luvata
3.	Industrias Nacobre S.A. de C.V.
4.	Golden Dragon
5.	Mueller Industries, Inc.
6.	Kobe Copper Products, Inc.
7.	National Copper
8.	Wieland
9.	Hitachi, Ltd.
10.	Trefimetaux
11.	Reading Tube Corporation
12.	IUSA 13. NIBCO
14.	High Performance Tube
15.	Commercial Metals Company
16.	Lucas Milhaupt
17.	J.W. Harris/Lincoln Electric

Reference to the above companies shall incorporate and related companies thereto, including, but not limited to, all parent companies, subsidiary companies, majority-owned companies and joint ventures.

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